Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement (No. 333-164002) on Form S-4 of Salem Communications Corporation and subsidiaries of our report dated March 13, 2009 (except for the effects of the accounting for the discontinued operations of WRFD-AM in Columbus, Ohio as discussed in Note 1 and Note 2, as to which date is January 28, 2010), relating to our audits of the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated March 13, 2009, relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ SingerLewak LLP

SingerLewak LLP

Los Angeles, California

January 28, 2010